April 30, 2001




Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for Tritel, Inc. (the "Company") and, under the date of February 9, 2001 (except for the third and last paragraphs of Note 19 which are as of February 26, 2001), we reported on the consolidated financial statements of Tritel, Inc. and subsidiaries as of and for the years ended December 31, 2000 and 1999. On April 24, 2001, our appointment as principal accountants was terminated. We have read the Company's statements included under Item 4 of its Form 8-K dated April 24, 2001, and we agree with such statements, except that we are not in a position to agree or disagree with the Company's (i) stated reason for changing principal accountants, (ii) statement that the change to PricewaterhouseCoopers LLP was approved by the Board of Directors of each of the Tritel Entities, and (iii) statement that PricewaterhouseCoopers LLP was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the consolidated Tritel, Inc. financial statements.

Very truly yours,

(signed) KPMG LLP